Exhibit 4.7
AMENDMENT NO. 1 TO INVESTORS’ RIGHTS AGREEMENT
     AMENDMENT NO. 1, dated as of December 22, 2006, to the Investors’ Rights Agreement dated as of September 11, 2006 (the “Investors’ Rights Agreement”) by and between LiveWorld, Inc., a Delaware corporation (the “Company”), and J. Walter Thompson U.S.A., Inc. (“WPP”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Investors’ Rights Agreement.
W I T N E S S E T H:
     WHEREAS, the Company and WPP are entering into a Purchase Agreement of even date herewith (the "Purchase Agreement”) pursuant to which WPP is purchasing shares of Common Stock from the Company;
     WHEREAS, in connection with WPP’s purchase of Common Stock pursuant to the Purchase Agreement, the Company and WPP desire to amend the terms of the Investors’ Rights Agreement in accordance with Section 4.9 thereof to provide that the shares of Common Stock purchased by WPP pursuant to the Purchase Agreement shall constitute Registrable Shares as such term is defined in the Investors’ Rights Agreement; and
     WHEREAS, WPP presently holds a majority of the outstanding Securities.
     NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          1. This Amendment No. 1 to the Investors’ Rights Agreement shall be effective as of December 22, 2006.
          2. The first WHEREAS clause in the preamble is hereby deleted in its entirety and replaced with the following:
          WHEREAS, the Company and the Investors have entered into a purchase agreement dated as of September 11, 2006 (the “Purchase Agreement”), pursuant to which the Company has sold to the Investors, and the Investors have purchased from the Company, shares of Common Stock of the Company.
          3. A new definition of “Securities” is added Section 1.1 of the Investors’ Rights Agreement and reads as follows:
“Securities” means (i) Common Stock purchased pursuant to the Purchase Agreement, (ii) Common Stock purchased pursuant to the Purchase Agreement between J. Walter Thompson U.S.A., Inc. and the Company dated as of December 22, 2006, and (iii) any Common Stock purchased pursuant to any purchase agreement between the Company and J. Walter Thompson U.S.A., Inc. entered into after the date hereof.”
          4. Except as set forth above, the Investors’ Rights Agreement, as amended herein, shall remain in full force and effect without further modification, unless altered or amended in accordance with Section 4.9 thereof.
          5. This Amendment No. 1 may be executed in any number of counterparts, and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more counterparts. All counterparts shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the first date first above written.

LiveWorld, Inc.

By:	/s/ Peter H. Friedman Name: Peter H. Friedman Title: President and Chief Executive Officer

J. Walter Thompson U.S.A., Inc.

By:	/s/ Thomas O. Neuman
Name:	Thomas O. Neuman
Title:	Assistant Treasurer